Exhibit 5.1

HUNTON & WILLIAMS LLP
1445 ROSS AVENUE
SUITE 3700
DALLAS, TX 75202

TEL	(214) 979-3000
FAX	(214) 880-0011

October 25, 2007

AmeriCredit Corp.

801 Cherry Street

Suite 3900

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-4 for Exchange of Outstanding 8.50% Senior Notes due 2015 for 8.50% Senior Notes due 2015 to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special counsel to AmeriCredit Corp., a Texas corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register $200,000,000 aggregate principal amount of the Company’s 8.50% Senior Notes due 2015 (the “Exchange Notes”) and the concurrent registration under the Securities Act of guarantees (the “Subsidiary Guarantees”) of the Exchange Notes by Americredit Corporation of California, AmeriCredit Financial Services, Inc., AmeriCredit Flight Operations, LLC, AmeriCredit Management Trust, AmeriCredit Consumer Discount Company, ACF Investment Corp., AmeriCredit Consumer Loan Company, Inc., Bay View Acceptance Corporation, CAR Group, Inc., AFS Management Corp., Long Beach Acceptance Corp., ALC Leasing Ltd., ALBI Trust, AmeriCredit Financial Services of Canada Ltd., AmeriCredit NS I Co. and AmeriCredit NS II Co. (the “Guarantors”). The Exchange Notes are to be issued in exchange (the “Exchange Offer”) for an equal aggregate principal amount of the Company’s 8.50% Senior Notes due 2015 (the “Outstanding Notes”) and guaranteed by the Guarantors. The Outstanding Notes were issued on June 28, 2007 in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings.

The Exchange Notes will be issued pursuant to the terms of an Indenture, dated as of June 28, 2007 (the “Indenture”), between the Company, the Guarantors and HSBC Bank USA, National Association, as trustee (the “Trustee”). The terms of the Exchange Offer are described in the Registration Statement filed by the Company with the Commission.

In connection with the foregoing, we have examined and relied upon originals or copies, certified to our satisfaction, of the Indenture, the form of Exchange Notes, the Guarantees, certificates of

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October 25, 2007

officers of the Company and of public officials and such other documents as we have deemed relevant or necessary for the purpose of rendering this opinion.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

Based upon the foregoing, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the State of Texas.

2.	Each of the Guarantors is a corporation or other business entity validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization.

3.	The Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture, except as enforceability thereof may be limited or affected by bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors’ rights and general equity principles, regardless of whether enforceability is considered in a proceeding at law or equity, when (i) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture; and (ii) the Exchange Notes shall have been delivered to those holders of Outstanding Notes in exchange for such Outstanding Notes pursuant to the Exchange Offer.

4.	The Subsidiary Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and the terms of the Indenture, except as enforceability thereof may be limited or affected by bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors’ rights and general equity principles, regardless of whether enforceability is considered in a proceeding at law or equity, when (i) the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture; and (ii) the Exchange Notes shall have been delivered to those holders of Outstanding Notes in exchange for such Outstanding Notes pursuant to the Exchange Offer.

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October 25, 2007

We do not purport to express an opinion on any laws other than those of the States of New York and Texas and the federal law of the United States of America. In giving the opinions in paragraphs 2 and 4 above, we have relied, with your consent, (i) as to matters of California law, upon the opinion of Baker & Hostetler, LLP, (ii) as to matters of Pennsylvania law, upon the opinion of Mette, Evans & Woodside, (iii) as to matters relating to the Delaware Statutory Trust Act, upon the opinion of Richards, Layton & Finger, P.A., (iv) as to matters of Ontario, Canada law, upon the opinion of Osler, Hoskin & Harcourt LLP, and (v) as to matters of Nova Scotia, Canada law, upon the opinion of McInnes Cooper.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to this firm under the caption “Validity of the Notes” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. We do not undertake to advise you of any changes in the opinion expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP